Registration Number

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S – 8
REGISTRATION STATEMENT
Under the Securities Act of 1933

YADKIN VALLEY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation)	20-4495993 (I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina (Address of principal executive offices)	28621-3404 (Zip Code)
Yadkin Valley Financial Corporation 1998 Employee Incentive Stock Option Plan
(Full title of the plan)
William A. Long
President and Chief Executive Officer
Yadkin Valley Financial Corporation
209 North Bridge Street
Elkin, North Carolina 28621-3404
(Name and address of agent for service of process)
(336) 526-6300
(Telephone number of agent for service of process)
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum	Amount of
of securities to	Amount to	offering price per	aggregate	registration
be registered	be registered (1)	share/unit (2)	offering price (2)	fee (2)
Common Stock, $1.00 par value	247,300	$14.89	$3,682,297	$394

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may be authorized in the event of an increase in the number of issued shares pursuant to stock dividends, stock splits or other capital adjustments.

(2)	Estimated solely for purposes of calculating the registration fee and based, pursuant to Rule 457(h) under the Securities Act, on the average of the exercise prices of the options granted pursuant to the plan to date.
          This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          (a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
          (b) The documents incorporated by reference in Item 3 of Part II hereof are available without charge, upon written or oral request by participants in the Plan. Such documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to participants in the Plan pursuant to Rule 428(b) of the Securities Act are also available without charge, upon written or oral request. Requests for the above-mentioned information should be directed to the Company Secretary at the address and telephone number on the cover of this Registration Statement.
PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following information heretofore filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is incorporated herein by reference:
•	The registrant’s latest Annual Report on Form 10-K.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above.

•	The information set forth under the caption “Description of Securities” in the registrant’s Current Report on Form 8-K/A filed July 20, 2006, including any amendments or reports filed for the purpose of updating that description.
     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered under the Plan have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable
Item 5. Interests of Named Experts and Counsel.
Not applicable

Item 6. Indemnification of Directors and Officers.
Part 5 of Article 8 of the North Carolina Business Corporation Act permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations and further provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as an officer or director, whether or not the corporation would have the power to indemnify him or her against such liability under any other provisions of the Business Corporation Act. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Business Corporation Act. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person.
The Sixth Article of the Articles of Incorporation of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent permitted by Business Corporation Act.
As permitted by Section 55-2-02 of the Business Corporation Act, the Seventh Article of the Company’s Articles of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for (i) acts or omissions not made in good faith that the director at the time of breach knew or believed were in conflict with the best interests of the Corporation; (ii) any liability under Section 55-8-33 of the Business Corporation Act (unlawful distributions); or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s compensation or other incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of the Corporation).
The Registrant has an insurance policy covering the directors and officers of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.
Item 7. Exemption from Registration Claimed.
Not Applicable
Item 8. Exhibits.

EXHIBIT NO.	DESCRIPTION
4	Yadkin Valley Financial Corporation 1998 Employee Incentive Stock Option Plan

5	Opinion of Maupin Taylor, P.A. with respect to the legality of the securities registered hereby

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Counsel is included in Exhibit 5.1

24	Powers of Attorney (included as a part of the signature page to this Registration Statement)

Item 9. Undertakings.
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (1) (a) and (1) (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

4.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(b) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will each be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Yadkin Valley Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkin, State of North Carolina, on August 24, 2006.

YADKIN VALLEY FINANCIAL CORPORATION

By:	/s/ William A. Long
William A. Long
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below authorizes William A. Long, Edwin E. Laws and Patricia H. Wooten, and each of them, to file one or more amendments (including post-effective amendments) to the Registration Statement, which amendments may make such changes in the Registration Statement as either of them deems appropriate, and each such person hereby appoints William A. Long, Edwin E. Laws and Patricia H. Wooten, and each of them, as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the Registration Statement.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William A. Long William A. Long	Date: August 24, 2006
President, Chief Executive Officer, and Director

/s/ Edwin E. Laws Edwin E. Laws	Date: August 24, 2006
Chief Financial Officer

Date: August ___, 2006
J.T. Alexander, Jr.
Director

Date: August ___, 2006
Ralph L. Bentley
Director

Date: August ___, 2006
Nolan G. Brown
Director

Date: August ___, 2006
Faye E. Cooper
Director

Harry M. Davis	Date: August ___, 2006
Director

/s/ James A. Harrell, Jr. James A. Harrell, Jr.	Date: August 24, 2006
Director

/s/ Daniel J. Park Daniel J. Park	Date: August 24, 2006
Director
Date: August ___, 2006
James L. Poindexter
Director

/s/ James N. Smoak James N. Smoak	Date: August 24, 2006
Director

/s/ Harry C. Spell Harry C. Spell	Date: August 24, 2006
Director

/s/ Hal M. Stuart Hal M. Stuart	Date: August 24, 2006
Director

/s/ C. Kenneth Wilcox C. Kenneth Wilcox	Date: August 24, 2006
Director